Exhibit 3.1

Certificate of Amalgamation	Certificat de fusion

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
Corporate name / Dénomination sociale

802813-3
Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.

JE CERTIFIE que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Marcie Girouard
Director / Directeur

2012-01-01
Date of Amalgamation (YYYY-MM-DD)
Date de fusion (AAAA-MM-JJ)

Canada Business Corporations Act (CBCA)	Loi canadienne sur les sociétés par actions (LCSA)	FORM 9 ARTICLES OF AMALGAMATION (SECTION 185)	FORMULAIRE 9 STATUTS DE FUSION (ARTICLE 185)
Form 9

1 – Name of the Amalgamated Corporation VALEANT PHARMACEUTICALS INTERNATIONAL, INC.	Dénomination sociale de la société issue de la fusion
2 – The province or territory in Canada where the registered office is to be situated (do not indicate the full address) Ontario	La province ou le territoire au Canada où sera situé le siège social (n'indiquez pas l'adresse complète)
3 – The classes and any maximum number of shares that the corporation is authorized to issue See Schedule A.	Catégories et tout nombre maximal d'actions que la société est autorisée à émettre
4 – Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s'il y a lieu
5 – Minimum and maximum number of directors (for a fixed number of directors, please indicate the same number in both boxes) Minimum: | 3 | Maximum: | 20 |	Nombre minimal et maximal d'administrateurs (pour un nombre fixe, veuillez indiquer le même nombre dans les deux cases) Minimal: ☐ Maximal: ☐
6 – Restrictions, if any on business the corporation may carry on None	Limites imposées à l'activité commerciale de la société, s'il y a lieu
7 – Other provisions, if any See Schedule B	Autres dispositions, s'il y a lieu
8 – The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	La fusion a été approuvée en accord avec l'article ou le paragraphe de la Loi indiqué ci-après.

☐ 183 ☑ 184(1) ☐ 184(2)
9 – Declaration: I hereby certify that I am a director or an officer of the corporation.	Déclaration: J'atteste que je suis un administrateur ou un dirigeant de la société.
Name of the amalgamating corporations Dénomination social des sociétés fusionnantes	Corporation No. No de la société	Signature
Valeant Pharmaceuticals International, Inc.	430861 – 1	/s/ Robert Chai-Onn
Afexa Life Sciences Inc.	805924 – 1	/s/ Robert Chai-Onn
Note:
Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Nota:
Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ ou d'un emprisonnement maximal de six mois, ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC3190 (2008/09), Page 1 8028133	E-MAIL 2011-12-23 3:49pm

SCHEDULE A

The Corporation is authorized to issue an unlimited number of Class A Special shares and an unlimited number of common shares. The rights, privileges, restrictions and conditions attaching to each of the Class A Special shares and the common shares are as follows:

CLASS A SPECIAL SHARES

The rights, privileges, restrictions and conditions attaching to the Class A Special Shares are as follows:

1.	Issuable in Series

1.1                  The Class A Special Shares may from time to time be issued in one or more series and subject to the following provisions, the directors may fix from time to time before such issue the number of shares that is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of Class A Special Shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment, the redemption, purchase and/or conversion, and any sinking fund or other provisions, subject to regulatory approval, if applicable.

2.	Dividends

2.1                  The Class A Special Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purposes of winding up its affairs, rank on a parity with the Special shares of every other class or series and be entitled to preference over the common shares and over any other shares of the Corporation raking junior to the Class A Special Shares. The Class A Special Shares of any series may also be given such other preferences, not inconsistent with these articles, over the common shares and any other shares of the Corporation ranking junior to such Class A Special Shares as may be fixed in accordance with clause (i).

2.2                  If any amounts payable on the return of capital in respect of a series of Class A Special Shares are not paid in full, all series of Class A Special Shares shall participate rateably in respect of such dividends and return of capital.

3.	Conversion Into Common

3.1                  The Class A Special Shares of any series may be made convertible into common shares.

4.	Voting Rights

4.1                  Unless the directors otherwise determine, the holder of each share of a series of Class A Special Shares shall not be entitled to vote at a meeting of shareholders.

-2

COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the common shares are as follows:

1.	Dividends

1.1                  Subject to the prior rights of the holders of the Class A Special Shares and any other shares ranking senior to the common shares with respect to priority in the payment of dividends, the holders of common shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine, and all dividends which the board of directors of the Corporation may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

2.	Dissolution

2.1                  In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Class A Special Shares and any other shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

3.	Voting Rights

3.1                  The holders of the common shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each common share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

SCHEDULE B

The board of directors of the Corporation may, at any time and from time to time, by resolution appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next following annual meeting of shareholders of the Corporation, provided that the total number of directors so appointed by the board of directors of the Corporation during the period between any two annual meetings of shareholders of the Corporation shall not exceed one-third of the number of directors elected at the earlier of such two annual meetings of shareholders of the Corporation.